Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of January 30, 2026 (this “Supplemental Indenture”), among JAMF HOLDING CORP., a Delaware corporation (the “Company”), JAMF SOFTWARE, LLC, a Minnesota limited liability company (the “Subsidiary Guarantor”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association), a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY AND THE SUBSIDIARY GUARANTOR

WHEREAS, the Company, the Subsidiary Guarantor and the Trustee are parties to that certain Indenture, dated as of September 17, 2021 (the “Indenture”), pursuant to which the Company issued its 0.125% Convertible Senior Notes due 2026 (the “Notes”);

WHEREAS, the Company is a party to that certain Agreement and Plan of Merger, dated as of October 28, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Jawbreaker Parent, Inc., a Delaware corporation (“Parent”), and Jawbreaker Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, and subject to the terms and conditions contained in the Merger Agreement, each share of common stock of the Company, par value $0.001 per share (a “Share”) (other than treasury shares, shares owned by the Parent or its subsidiaries, including Merger Sub, and dissenting shares), will be converted into and shall thereafter represent only the right to receive $13.05 in cash per Share (the “Merger Consideration”);

WHEREAS, the Merger Consideration is to be paid to each holder of Shares without interest thereon and less any applicable withholding taxes;

WHEREAS, the merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “Merger”), has been consummated on the date hereof in accordance with the Merger Agreement, substantially concurrently with the execution and delivery of this Supplemental Indenture;

WHEREAS, the Merger constitutes a Fundamental Change, a Make-Whole Fundamental Change and a Share Exchange Event pursuant to the Indenture;

WHEREAS, in connection with the foregoing, Section 14.07(a) of the Indenture provides that the Company shall execute with the Trustee a supplemental indenture providing that each Note shall, without the consent of any holders of Notes as permitted by Section 10.01(g), become convertible solely into Reference Property; and

WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:

ARTICLE 1

Definitions

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Agreements of Parties

Section 2.01. Conversion of Notes. In accordance with Sections 10.01(g), 14.01(b)(iii) and 14.07(a) of the Indenture and the Officer’s Certificate, dated January 30, 2026, from and after the date of this Supplemental Indenture, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such principal amount of Notes into cash equal to $261.03132 per $1,000 principal amount of Notes based on a Conversion Rate of 20.0024 shares per $1,000 principal amount of Notes, reflecting the right to receive $13.05 for each Share. Accordingly, any reference in respect of a holders’ conversion rights to a Share in the Indenture shall be deemed a reference to a right to receive a cash amount equal to $13.05 and the provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the holders’ right to convert the Notes into the Reference Property. For the avoidance of doubt, holders will not have the right to convert Notes into Shares or other securities of the Company.

ARTICLE 3

Miscellaneous Provisions

Section 3.01. Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company, the Subsidiary Guarantor and the Trustee as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. Upon the execution of this Supplemental Indenture pursuant to Article 10, the Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties, indemnities, privileges and immunities under the Indenture of the Trustee, the Company, the Subsidiary Guarantor and the holders shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of the Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

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Section 3.03. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording a right, privilege, protection, indemnity or benefit to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Subsidiary Guarantor, and the Trustee assumes no responsibility or liability for the correctness of the same. The Trustee makes no representation as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture the Merger, the Merger Agreement, the Merger Consideration, or the determination or calculation of the Reference Property or any other transaction or transaction document described or referred to herein.

Section 3.04. Benefits of Indenture. Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the holders of the Notes, the parties hereto, any Paying Agent, any tender agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.06. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07. Successors. All agreements of the Company, the Subsidiary Guarantor and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08. Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE SUBSIDIARY GUARANTEE), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE SUBSIDIARY GUARANTEE) OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.9. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

JAMF HOLDING CORP., as Issuer

By:	/s/ Jeff Lendino
Name:	Jeff Lendino
Title:	Chief Legal Officer and Secretary

JAMF SOFTWARE, LLC, as Subsidiary Guarantor

By:	/s/ Jeff Lendino
Name:	Jeff Lendino
Title:	Chief Legal Officer and Secretary

[Signature Page to First Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Quinton M. DePompolo
Name:	Quinton M. DePompolo
Title:	Vice President

[Signature Page to First Supplemental Indenture]